Exhibit 99.1
PRESS RELEASE

December 13, 2006	CONTACT:
Alicia Shirah
FOR IMMEDIATE RELEASE	229-522-2822

First United Ethanol, LLC or FUEL officially broke escrow on November 29 and closed on its debt financing on November 30. First United Ethanol, LLC employed Southwest Georgia Farm Credit as its lead lender with a variety of lending institutions backing the loan through letters of credit. The Mitchell County Development Authority issued $29 million in tax-exempt bonds to purchase drying equipment for the distillers’ grain, $53 million in taxable bonds for the project’s primary financing and $10 million in county-backed bonds as subordinate debt. All other bonds are backed by the letters of credit issued through the Southwest Georgia Farm Credit system.
First United Ethanol, LLC has accepted subscription agreements from over 800 investors. The majority of the investors are located in South Georgia. FUEL anticipates the issuance of stock certificates prior to Christmas.
Fuel’s Chairman, Murray Campbell, commented on the milestone by saying, “This is an exciting time for our company. Southwest Georgia has truly supported this project and we are proud to welcome all our investors to the FUEL family.”
FUEL has received an air quality permit as issued by the Georgia Environmental Protection Division. FUEL has also received its conditional use permit approved by the Mitchell County Planning Commission and Mitchell County Board of Commission. Tony Flagg, CEO, stated “We are proactively working with the proper authorities to provide them with the necessary documentation to ensure we receive all necessary permits in a timely manner. The design of the roads and rail beds has been completed and work is anticipated to commence in January.”
First United Ethanol, LLC is building a 100 million gallon dry mill ethanol facility in Mitchell County, Georgia at a cost of $170,000,000. FUEL will use 36 million bushels of corn annually to produce its 100 million gallons of ethanol. The design and build contractor is Fagen, Inc. who has more than 25 years experience in the ethanol industry and has been involved in the construction of more ethanol plants than any other company in this industry. Construction is expected to begin in 2007 with production slated for the Spring of 2008.
Forward Looking Statements
This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company and our success with respect to the construction and operation of the Company’s ethanol manufacturing facility. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission.